Exhibit 3.04
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED BYLAWS
OF
PANDORA MEDIA, INC.

* * * * *
The undersigned, Secretary of Pandora Media, Inc., a Delaware Corporation (the “Corporation”), hereby represents that, in accordance with Article 6, Section 6.06 of the Amended and Restated Bylaws (the “Bylaws”) of the Corporation effective as of June 20, 2011, the Board of Directors of the Corporation has amended Sections 3.01 and 4.01 of the Bylaws as follows:

The following sentence shall be added after the last sentence in Article 3, Section 3.01:
“All directors of the Corporation will be in compliance with all applicable requirements of the Communications Act of 1934, as amended, and the rules and policies of the Federal Communications Commission.”

The following sentence shall be added after the last sentence in Article 4, Section 4.01:
“All officers of the Corporation will be in compliance with all applicable requirements of the Communications Act of 1934, as amended, and the rules and policies of the Federal Communications Commission.”

The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of Pandora Media, Inc., and that the foregoing amendment to the Amended and Restated Bylaws was adopted by its Board of Directors effective as of July 21, 2016.

PANDORA MEDIA, INC.

By:	/s/ Steve Bené
	Name:	Steve Bené
	Title:	General Counsel and Corporate Secretary